Credit Suisse Institutional International Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended February 28, 2003

Date Purchased:               11/07/02

Security:                CHINA TELECOM CORP LTD ADR

Price Per Share:              $18.60

Shares Purchased by the Portfolio* :        55,000

Total Amount Purchased by the Portfolio*:   $1,023,000

% of Offering Purchased by the Portfolio:  0.07279%

Broker:   MORGAN STANLEY & CO. INC.

Member:   CS First Boston